Exhibit 10.5

CONFIDENTIAL

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SELEXIS

COMMERCIAL LICENSE AGREEMENT

ENTERED INTO WITH

BIOGENERICS, INC.

CONFIDENTIAL

This Commercial License Agreement (the “Agreement”) is made effective on April 8, 2011 (the “Effective Date”), by and between SELEXIS SA, 18 chemin des Aulx, 1228 Plan-les-Ouates, Geneva, Switzerland SA (“Selexis”) and BIOGENERICS, INC. 555 Bryant Street, Ste 266, Palo Alto, CA 94301 (“COMPANY”).

BACKGROUND

Whereas, COMPANY is a biopharmaceutical Company engaged in the research, development, manufacturing and sale of biopharmaceutical products and

Whereas, Selexis is a biotechnology Company engaged in the development and sale of recombinant cell lines based on proprietary technology (“Selexis Technology”, as defined further below); and

Whereas, Selexis is the owner of certain proprietary and confidential information and know-how (“Selexis Know-How”, as defined further below), and intellectual property (“Selexis Patent Rights”, as defined further below); and

Whereas, Pursuant to a Services Agreement dated April 8, 2011 Selexis has developed certain recombinant cell lines for COMPANY based on Selexis Technology and COMPANY has evaluated such cell lines; and

Whereas, Selexis is willing to grant COMPANY, and COMPANY is willing to receive from Selexis, Selexis Know-How and Selexis Patent Rights and licenses thereto related to the Selexis Technology, on the terms and conditions set forth herein.

AGREEMENT

Now, therefore, the Parties, intending to be legally bound hereby, do hereby agree as follows:

1.	DEFINITIONS

The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement, unless otherwise specifically indicated:

1.1. “Affiliate” shall mean any Person that, at the date of this Agreement, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified. For the purposes of this definition, “control.’ shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. A Person shall only be considered an Affiliate for so long as such control exists.

1.2. “Agreement” shall mean as defined on Page 2, 1st paragraph.

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1.3. “Biosimilar of [***]” shall mean a biological product that is demonstrated to be clinically or biophysically “highly similar” (biosimilar) to, or “interchangeable” with, the FDA-licensed biological product [***].

1.4. ‘‘Calendar Quarter” shall mean for each Calendar Year, each of the three month periods ending March 31, June 30, September 30 and December 31.

1.5. “Calendar Year” shall mean the period commencing on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.6. “Cell Line” shall mean a mammalian cell line that is developed using the Selexis Technology.

1.7. “Clinical Trials” shall mean human studies designed to measure the safety and/or efficacy of the Product. Clinical Studies include Phase 1 Clinical Trials, Phase II Clinical Trials, and Phase Ill Clinical Trials.

1.8. “Collaboration Partner” shall mean a Third Party with which COMPANY collaborates on the development of the production process and/or commercialization of a Product or to which COMPANY has granted a license for the development of the production process and/or commercialization of a Product.

1.9. “Combination Product” shall mean a Product that contains (a) a Biosimilar of [***] and (b) one (1) or more devices, components or therapeutically active pharmaceutical ingredients other than a Biosimilar of [***].

1.10. “Combination Product Adjustment” shall mean the following: Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction N(A + B) where A is the weighted (by sales volume) average invoice price of the Product, if sold separately, and B is the weighted (by sales volume) average invoice price of any other active ingredient, device or component in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient, device or component in the combination is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product in such country by the fraction NC where A is the invoice price of the Product, if sold separately, in such country and C is the invoice price of the combination product in such country. If, on a country-by-country basis, neither the Product, nor the other active ingredient, device or component of the combination product, is sold separately, Net Sales shall be [***].

1.11. “Commercial License” shall mean as defined in Section 2.1.

1.12. “Commercial License Option” shall mean as defined in Section 2.1.

1.13. “Confidential Information” shall mean and include but not be limited to any technical and business information pertaining to materials and production techniques, products, processes and services, including without limitation relating to physical working models and samples of the products, research, development, patentable and unpatentable inventions, manufacturing, purchasing and product development plans, forecasts, strategies and information,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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engineering, marketing, merchandising, selling, customer lists, customer prospects, software codes, algorithms, names and expertise of employees and consultants, blueprints, technical information, trade secrets or know how or other related proprietary business information and data, in any case whether such information is provided in tangible or intangible form, written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives, magnetic tape or digital or any other electronic medium if it is labelled or declared “Confidential” or if a party may reasonably assume that the information received must be treated confidential. Confidential Information shall also include any information or documents the Recipient received in confidence from a third party that are subject to similar covenants as those contained in this Agreement.

1.14. “Contractor” shall mean a Third Party contractor who: (i) develops the production process for Products or (ii) manufactures and supplies Products by using such production process.

1.15. “Default” shall mean as defined in Section 7.2.

1.16. “Defaulting Party” shall mean as defined in Section 7.2.

1.17. “Effective Date” shall have the meaning as given on Page 2, 1st paragraph.

1.18. “[***]” shall mean the biologically active protein with the identical protein sequence to commercially available [***] which [***].

1.19. “FDA” shall mean the United States Food and Drug Administration, or any successor agency.

1.20. “First Commercial Sale” shall mean, with respect to any Product in any country, the first sale of such Product for value and for end-use or consumption by the general public in such country after Regulatory Approval as well as Pricing and Reimbursement Approval for such Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals and Pricing and Reimbursement Approvals necessary to commence regular commercial sales, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, and sales for research or other noncommercial purposes shall not be construed as a First Commercial Sale.

1.21. “Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder.

1.22. “COMPANY” shall mean as defined on Page 2, 1st paragraph.

1.23. “IND” shall mean an Investigational New Drug Application for the Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Regulatory Authority in another country (including the submission to a competent authority of a request for an authorisation concerning a clinical trial, as envisaged in Article 9. paragraph 2, of European Directive 2001/20/EC).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.24. “Insolvent Party” shall mean as defined in Section 7.3.

1.25. “Invention” shall mean any invention, idea, innovation, enhancement, improvement or feature, whether or not patentable or registrable, together with any intellectual property rights relating thereto (including without limitation Patent Rights and rights in confidentiality and proprietary information).

1.26. “Know-How” shall mean information in whatever form, including in any electronic, tangible or intangible medium, and includes information and materials relating to Inventions and other know-how, trade secrets, data (including amongst other things all data from pre-clinical and clinical studies and other studies intended for regulatory submission), results, formulae, DNA and amino acid sequence information and developments.

1.27. “Licensed Field of Use” shall mean the treatment, prevention, diagnosis and palliation of all disease.

1.28. “Losses” shall mean as defined in Section 6.1.

1.29. “Net Sales” shall mean the amount collected by COMPANY, its Affiliates and/or its sublicensees on account of sales of Product to Third Parties in the Territory, less the following deductions:

1.29.1. sales and excise taxes arid duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of the Products;

1.29.2. bona fide trade, quantity and cash discounts allowed on Products;

1.29.3. bona fide rebates;

1.29.4. allowances or credits to customers on account of rejection or return of Product or on account of retroactive price reductions affecting the Product; and

1.29.5. freight and insurance costs, if they are included in the selling price for the product invoiced to Third Parties or if they are billed separately on an invoice, provided always that such deduction shall not be greater than the balance between the selling price actually invoiced to the Third Party and the standard selling price which would have been charged to such Third Party for such Product exclusive of freight and insurance in the respective country or in a comparable country.

In the event that Products are sold in any country in the form of a Combination Product, the Net Sales for any such Combination Product shall be computed pursuant to the Combination Product Adjustment in such country.

In the event that Products are sold to a Third-Party distributor for purposes of resale by the distributor, the distributor shall be considered a Third Party, and not a sublicensee, for purposes of determination of Net Sales, regardless of whether the distributor has entered into any sublicense with COMPANY.

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Sales of a Product between COMPANY and its Affiliates or sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales. Any free-of-charge disposal or use of a Product for development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs, shall not be deemed a sale or disposition for purposes of calculating Net Sales.

1.30. “Non-Defaulting Party” shall have the meaning as given in Section 7.2.

1.31. “Notice of Default” shall have the meaning as given in Section 7.2.

1.32. “Party” shall mean Selexis or COMPANY, as the case may be; and “Parties” shall mean Selexis and COMPANY, collectively.

1.33. “Patent Rights” shall mean any and all of the following: (i) patent applications (including provisional patent applications) and patents (including the inventor’s certificates); (ii) any substitution, extension (including patent term extensions and supplementary protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination, renewal, patent of addition or the like thereof or thereto; (iii) any foreign counterparts of any of the foregoing; and (iv) any utility model applications and utility models (whether or not corresponding to any of the foregoing).

1.34. “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability Company, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

1.35. “Phase I Clinical Trial” shall mean a clinical trial conducted in humans which is principally intended to obtain data on the safety, tolerability, pharmacokinetic or pharmacodynamic properties of a product. Phase I shall be deemed to have commenced when the first patient in the study has been treated. Phase I shall be deemed to have completed when the last patient has completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

1.36. ‘‘Phase II Clinical Trial” shall mean a clinical trial conducted in humans in which the primary objective is a preliminary determination of therapeutic efficiency and/or to find an optimal dose range in patients with the disease target being studied. Phase II shall be deemed to have commenced when the first patient in the study has been treated. Phase II shall be deemed to have completed when the last patient has completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

1.37. “Phase III Clinical Trial” shall mean a clinical trial conducted in humans in which the primary objective is a determination of therapeutic efficiency in patients with the disease target being studied, Phase Ill shall be deemed to have commenced when the first patient in the study has been treated, Phase III shall be deemed to have completed when the last patient has

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completed his or her treatment being investigated by that clinical trial as described in its protocol, the database is locked, and data from all patients, according to protocol, has been analyzed for the primary endpoint.

1.38. ‘‘Price and Reimbursement Approval’’ shall mean any approvals, licences, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary to determine or set the pricing of a Product, and/or its reimbursement level by the relevant health authorities, providers or other funding institutions, at supranational, national, regional, state or local level.

1.39. “Product” shall mean any pharmaceutical preparation in final form containing a Biosimilar of [***] as one of its active ingredients, such Biosimilar of [***] having been manufactured using a Cell Line.

1.40. “Regulatory Approval” shall mean any approvals, licences, registrations or authorisations of any supranational, national, regional, state or local Regulatory Authority or other regulatory agency, department, bureau or governmental entity, necessary for the manufacture, marketing or sale of the Product or conduct of clinical trials in a regulatory jurisdiction, excluding Price and Reimbursement Approval.

1.41. “Regulatory Authority” shall mean (i) the FDA or (ii) any and all governmental or supranational agencies, ministries, authorities or other bodies with similar regulatory authority with respect to approval or registration of pharmaceutical or biologic products in any other jurisdiction anywhere in the world.

1.42. “Royalty Term” means with respect to each Product sold in a particular country, the period beginning on the date of First Commercial Sale in such country and terminating on the expiration of the last-to-expire or lapse of any Valid Claims covering the Product in such country.

1.43. “Selexis” shall have the meaning as given on Page 2, 1st paragraph.

1.44. “Selexis Know-How” shall mean Selexis’ Confidential Information and Know-How relating to the construction and development of recombinant cell lines for the manufacture of biopharmaceutical products and existing as of the Effective Date or obtained thereafter during the term of this Agreement.

1.45. “Selexis Materials” shall mean the materials provided by Selexis to COMPANY under this Agreement and all modifications and improvements thereof made by Selexis during the term hereof.

1.46. “Selexis Patent Rights” shall mean Patent Rights that: (i) are owned or controlled by Selexis, (ii) which are necessary or useful for the use of Selexis Materials or the construction and development of Cell Lines, or the use, manufacture and purification of a Biosimilar of [***] and/or the Product, and (iii) are existing as of the Effective Date or obtained

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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thereafter during the term of this Agreement. Without limiting the definition set forth in this Section 1.46 the Selexis Patent Rights as of the Effective Date are listed in Exhibit 1 hereto.

1.47. “Selexis Technology” shall mean the Selexis Patent Rights, Selexis Know-How and Selexis Materials.

1.48. “Taxes” shall mean all excises, taxes and duties with the exception of VAT.

1.49. “Term” shall mean as defined in Section 7.1.

1.50. “Territory” shall mean the entire world.

1.51. “Third Party” shall mean a Person other than Selexis, COMPANY or an Affiliate of Selexis or COMPANY.

1.52. “Valid Claim” shall mean any issued or granted claim of the Selexis Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, that is unappealable or remains unappealed at the end of the time allowed for appeal, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.53. ‘VAT’ shall mean value added tax and any other similar turnover, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.

2.	COMMERCIAL LICENSES

2.1. Commercial Licenses. Selexis hereby grants to COMPANY and its Affiliates a non-exclusive license (“Commercial License”) in the Territory, with the right to sublicense as per clause 2.2 hereafter, under the Selexis Technology, subject to the terms and conditions of the Agreement, to use Cell Lines for the manufacture of Products in the Licensed Field of Use and to make, have made, use, offer for sale, sell, import and otherwise exploit Products, including, without limitation, the use of Products in Clinical Trials.

2.2. Sublicenses. COMPANY may grant sublicenses under the foregoing Commercial License and/or transfer the Cell Lines and Selexis Know-How to a Third Party. For the avoidance of doubt, COMPANY shall not transfer Cell Lines to a Third Party for any purpose other than to make, have made, use, offer for sale, sell, import and otherwise exploit Products. Any agreement granting such sublicence shall be consistent with the terms, conditions and limitations of this Agreement. In any event, COMPANY is fully liable and responsible for any breach of any of its obligations hereunder committed by an Affiliate, a Collaboration Partner or Contractor, a consultant or agent to whom the Cell Line and the Selexis Technology or parts thereof are made available under any such sublicense. Selexis agrees that, to the extent (i) provided for in each sublicense granted under this Agreement and (ii) such sublicense does not impose any obligations on Selexis in excess of those imposed on Selexis herein, all sublicenses granted with respect to the rights granted under this Agreement shall survive termination of this Agreement and will automatically be assigned to Selexis upon such termination, in order to provide for the applicable sublicensee’s continued enjoyment of its rights thereunder.

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2.3. Transfer of Selexis Materials. COMPANY shall [***]. If COMPANY makes any such transfer it shall notify Selexis within 30 days of any such transfer and report the name and address of any Transferees together with confirmation that the Transferee has agreed to adhere to the obligations of confidentiality set out in this Agreement.

3.	CONSIDERATION

3.1. Payments.

3.1.1. Commercial License Exercise Payment. Upon the execution of this Agreement, COMPANY shall pay Selexis the sum of [***].

3.1.2. Commercial License Milestone Payments. As consideration for the rights and licenses granted by Selexis to COMPANY under this Agreement, COMPANY shall make the following milestone payments to Selexis with respect to the first occurrence of such milestone events:

(a)	upon	[***]:	[***];

(b)	upon	[***]:	[***];

(c)	upon	[***]:	[***];

(d)	upon	[***]:	[***].

The payments set forth above in this Section 3.1.2 shall be payable only once for each milestone event, upon the first occurrence of such milestone event, regardless of the number of times each event occurs.

3.1.3. Commercial License Royalty Payments. In addition to the milestone payments, during the Royalty Term COMPANY shall pay Selexis on a Product-by-Product and country-by-country basis a royalty of [***] of Net Sales of all Products sold worldwide. In the case where royalties are due in respect of the sale of Product directly by COMPANY such royalties shall be paid for each Calendar Quarter within forty-five (45) days of the end of that Calendar Quarter. Where royalties are due in respect of the sale of Products by a sub-licensee of COMPANY payment shall be made within ninety (90) days of the end of that Calendar Quarter. For the avoidance of doubt no royalty payments shall be due in any country after the Royalty Term has expired in such country Where royalties are no longer due in accordance with the foregoing in respect of any Product in any country, the Commercial Licences granted to COMPANY under this Agreement shall become perpetual, irrevocable,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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fully paid up and royalty free in respect of such Product in such country and notwithstanding Section 2.3, COMPANY shall have the right to transfer the Selexis Materials to any Third Party in connection with the manufacture, use and sell of such Product in such country.

3.2. Mechanism of Payment. The payments due to Selexis under this Agreement shall be made by wire transfer or electronic fund transfer (at COMPANY’s discretion) to the credit and account of Selexis as follows:

Bank Name:	[***]
[***]
[***]

Account:	[***]
[***]
[***]
[***]

To:	Selexis S.A.
18, chemin des Aulx
1228 Plan-les-Ouates
Geneva, Switzerland

3.3. Payment Terms. Save as provided in Section 3.1.3, COMPANY shall make payments due to Selexis under this Agreement at the latest [***] after receipt of invoice except where such fees are due from a COMPANY licensee, in which case COMPANY shall have [***] after receipt of invoice to make such payments. All such fees and payments are exclusive of any applicable VAT, other taxes, duties and excises (collectively, “Taxes”).

3.4. Records. COMPANY and its Affiliates shall keep (and COMPANY shall use its best endeavours to procure that its sub-licensees shall keep and make available to COMPANY) true accounts of Net Sales of Products and COMPANY shall deliver to Selexis at the same time as the payments due under Section 3.1.3. a written account, including quantities of Net Sales of each such Product, broken down on a country-by-country basis in respect of those payments. Upon not less than sixty (60) days’ prior written notice, Selexis is entitled to have such accounts audited by an independent expert of its choice for a period of [***] after receiving any such written account, solely to verify the accuracy of payments reported and paid hereunder. Such audits may be made no more than once each calendar year and during normal business hours, with reasonable efforts to minimize disruption of COMPANY’S normal business activities. Such independent expert shall be bound by confidentiality terms at least as restrictive as the terms of Clause 10 of this Agreement and shall be authorized to disclose to Selexis only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. COMPANY shall provide access to all information reasonably requested by such expert. The cost of any audit shall be borne by Selexis unless the audit shows that COMPANY underpaid Selexis by more than 2% of the amounts due in which case the cost of the audit shall be borne by COMPANY.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.5. Taxes. [***] will pay [***] taxes levied on account of any payments made to Selexis under this Agreement (other than taxes on income, gains or profits levied against [***]). If any taxes are required to be withheld by Company from any payment made to Selexis under this Agreement, Company will (a) deduct such taxes from the payment made to Selexis, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Selexis and certify its receipt by the taxing authority within thirty (30) days following such payment.

3.5.1. Single Royalty. Nothing shall oblige COMPANY or its sublicensees to pay or cause to be paid to Selexis more than one royalty on any unit of Product, irrespective of how many Selexis Patent Rights may cover such Product.

4.	INTELLECTUAL PROPERTY

4.1. Ownership. Each Party shall retain the entire right and title in and to its Inventions and Know-How which exists on the Effective Date of this Agreement or which is thereafter developed independently of the performance of this Agreement.

4.2. In the event Selexis possesses, acquires, creates or is licensed any improvements to the Selexis Technology, subject to any bona fide obligations owed by Selexis to third parties (in respect of which Selexis has notified COMPANY), such improvements shall automatically be included in the Selexis Patent Rights and/or the Selexis Know-how and thereby disclosed and licensed at no extra cost to COMPANY in accordance with this Agreement.

4.3. Third Party Patent Rights.

4.3.1. Selexis covenants that if Selexis becomes aware or reasonably determines that the practice of the Selexis Technology and/or use of the Cell Lines in order to make, have made, use, sell, offer for sale or import any Product in the Field in the Territory would, or would allegedly infringe or misappropriate any Third Party’ Patent Rights, Know-How or other intellectual property rights. it shall notify COMPANY of the same within five (5) days (the “Infringement Notice”). Selexis shall use its best efforts to promptly resolve such infringement at Selexis’ cost to ensure that COMPANY may exercise its rights under this Agreement without infringing or misappropriating such Patent Rights, Know-How or other intellectual property rights , including using its best efforts to obtain a license from the Third Party owner of such Patent Rights, Know-How or other intellectual property which entitles Selexis to continue to grant the rights to COMPANY set forth herein. Should such efforts not be successful, Selexis shall inform COMPANY in writing. Selexis shall be responsible for payment of any and all fees, milestones, royalties or other payments owed to any Third Party for any Patent Rights or Know-How or other intellectual property rights licensed or acquired by it after the Effective Date, which are necessary or useful for COMPANY to make, have made, use, sell, offer for sale or import any Product in the Field in the Territory without infringing or misappropriating a Third Party’s Patent Rights, Know-How or other intellectual property right.

4.4.Enforcement of Selexis Patent Rights. If during the Term, either Party becomes aware of any infringement or potential infringement of the Selexis Technology it shall promptly notify the other Party in writing and the Parties shall consult with each other to decide the best

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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way to respond to such infringement or misuse. Selexis covenants that if Selexis becomes aware of an infringement of the Selexis Patent Rights by Third Parties in the Licensed Field of Use, Selexis shall use its reasonable commercial efforts to prevent or enjoin such infringement.

4.5. COMPANY Intellectual Property. COMPANY shall retain all right, title and interest in (and the unrestricted right to use) any and all information, data, results, Know-How, products and the like, whether patentable or not, arising out of the conduct of the licenses granted hereunder and all intellectual property appurtenant thereto, including without limitation the Product composition or sequence and any related intellectual property. COMPANY shall have the unrestricted right to publish or otherwise disclose the results and data obtained by the practice of the Selexis Technology provided such disclosure does not include the Confidential Information of Selexis. The name of Selexis shall be given proper recognition in such publication(s) as scientifically appropriate.

4.6. Further Assurance. Each Party agrees to execute and do all things at the cost of the other Party (it not specifically agreed otherwise) as the other Party may reasonably require to give that other Party the full benefit of the provisions of this Section 4.

5.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

5.1. Corporate Power. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state (or country or other jurisdiction, as the context requires) of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

5.2. Due Authorization. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate actions.

5.3. Binding Agreement. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy.

5.4. No Conflicts. Each Party hereby represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

5.5. Additional Warranties by Selexis. Selexis hereby warrants, represents and covenants to COMPANY that, to the best of its knowledge;

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5.5.1. As of the Effective Date, there are no Third Party intellectual property rights that may be asserted against COMPANY claiming that the use by COMPANY of the Selexis Technology under this Agreement constitutes an infringement thereof;

5.5.2. As of the Effective Date, there is no pending litigation which alleges that the use of Selexis Technology has infringed or misappropriated any of the intellectual property rights of any Third Party, and Selexis has not received any written claim that the use of Selexis Technology infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the practice of the Selexis Technology;

5.5.3. Selexis is the owner of or controls the Selexis Technology, and has the right to grant COMPANY the rights and licenses granted COMPANY under this Agreement, and will not, knowingly during the Term, grant any rights to any Third Party that would adversely affect COMPANY ‘s rights or licenses granted under this Agreement.

5.5.4. The Selexis Technology is free and clear of any encumbrance, lien, mortgage, charge, restriction or liability of any kind whatsoever, whether equitable or legal, that would conflict with or impair the rights granted to COMPANY under this Agreement;

5.5.5. As of the Effective Date, none of the Selexis Patent Rights are involved in any interference or opposition proceeding, and Selexis has not received any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patent Rights; and

5.5.6. As of the Effective Date, Selexis has not received any statement or assertion that (i) any claim in any of the Selexis Patent Rights is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the Future potential invalidity or unenforceability of any claim of any of the Selexis Patent Rights, or (iii) the Selexis Patent Rights do not list all required inventors.

5.5.7. Any replacement Selexis Materials shall satisfy the characteristics set forth in the Selexis Report and shall be free of mycoplasma or other pathogenic contamination.

5.6. Additional Warranties by COMPANY. COMPANY hereby warrants, represents and covenants to Selexis that, to the best of its knowledge:

5.6.1. As of the Effective Date, there is no pending litigation which alleges that the use of the DNA sequence replicated by the Cell Line has infringed or misappropriated any of the intellectual property rights of any Third Party, and COMPANY has not received any claim that the use thereof infringes on any intellectual property rights of a Third Party or a request or demand from any Third Party for the licensing of any intellectual property rights of such party in connection with the use of the DNA sequence replicated by the Cell Line;

5.7. Notification. Selexis shall notify COMPANY promptly during the Term, if:

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5.7.1. Selexis Patent Rights become involved in any interference or opposition proceeding, or Selexis receives any request, demand or notice from any Third Party threatening or disclosing such a proceeding with respect to any of the Selexis Patent Rights; or

5.7.2. Selexis receives any written statement or assertion that (i) any claim in any of the Selexis Patent Rights is, or may be or become rendered, invalid or unenforceable, (ii) any Third Party is aware of any basis as to the future potential invalidity or unenforceability of any claim of any of the Selexis Patent Rights, or (iii) the Selexis Patent Rights do not list all required inventors.

5.8. Disclaimer of Warranties by Selexis. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO COMPANY OF ANY NATURE, EXPRESS OR IMPLIED, THAT THE SELEXIS TECHNOLOGY WILL BE USEFUL FOR, OR ACHIEVE ANY PARTICULAR RESULTS AS A RESULT OF ANY USE BY COMPANY OF THE SELEXIS TECHNOLOGY PURSUANT TO ANY LICENSE GRANTED TO COMPANY UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELEXIS SPECIFICALLY DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

6.	INDEMNIFICATION; LIMITATION OF LIABILITY

6.1. Indemnification by Selexis. During the Term and thereafter, Selexis hereby agrees to save, defend and hold COMPANY, its Affiliates, and their respective officers, directors, employees, consultants and agents harmless from and against any and all liability, damage, loss or expense (collectively, “Losses”) claimed by a Third Party resulting from (i) any breach of Selexis’ representations, warranties, and covenants set forth in this Agreement or (ii) the practice of licensed rights by COMPANY in accordance with this Agreement, except to the extent that such Losses result from the gross negligence or intentional misconduct of COMPANY, its Affiliates, and their respective officers, directors, employees, consultants and agents. In the event COMPANY seeks indemnification under this Section 6.1, COMPANY shall inform Selexis of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Selexis to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at Selexis’ expense) in the defense of the claim but provided always that Selexis may not settle any such claim or otherwise consent to an adverse judgment or order in any relevant action or other proceeding or make any admission as to liability or fault without the express written permission of COMPANY.

6.2. Indemnification by COMPANY. During the Term and thereafter, COMPANY hereby agrees to save, defend and hold Selexis and its officers, directors, employees, consultants and agents harmless from and against any and all Losses claimed by a Third Party (i) that the [***] or (ii) resulting from personal injury or damage to property caused by any Products (including breach of the warranty pursuant to clause 5.6), except to the extent that COMPANY is indemnified by Selexis in respect of those Losses pursuant to Section 6.1 or that such Losses result from the gross negligence or intentional misconduct of Selexis its Affiliates,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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and their respective officers, directors, employees, consultants and agents. In the event Selexis seeks indemnification under this Section 6.2, Selexis shall inform COMPANY of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit COMPANY to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at COMPANY’s expense) in the defense of the claim.

6.3. Insurance. COMPANY shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards; with respect to COMPANY, such insurance being in place by the time human clinical trials are initiated and maintained while clinical trials are underway or Product is offered for sale. COMPANY shall name Selexis as an additional insured with respect to such insurance. Company shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Selexis upon request.

6.4. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided however, that this Section 6.4 shall not be construed to limit either Party’s indemnification obligations under this Section 6.

6.5. Limitation of Liability. Excluding breaches of Section 8, Selexis’ liability under Section 6,1 will in no event exceed [***] the aggregate amount paid to Selexis under this Agreement, and Selexis’ liability otherwise under this Agreement. whether in contract or tort or otherwise, will not exceed [***] the aggregate amount paid to Selexis under this Agreement.

7.	TERM AND TERMINATION

7.1. Term. This Agreement shall enter into effect on the Effective Date. Unless earlier terminated pursuant to Sections 7.2, 7.3 or 7.4 of this Agreement shall remain in full force and effect on a country-by-country and Product-by-Product basis until the expiration of the Royalty Term with respect to such Product (such period, the “Term”). Upon expiration of the Term on a country-by-country and Product-by-Product basis, the Commercial Licences granted to COMPANY under this Agreement shall become perpetual, irrevocable, fully paid up and royalty free in respect of such Product and country, and this provision shall survive expiration and termination of this Agreement.

7.2. Termination for Default. In addition to any other remedies which may be available at law or equity, in the event of any material breach of this Agreement by a Party (“Default”), the Party not in default (“Non-Defaulting Party”) shall have the right to give the other Party (“Defaulting Party”) written notice thereof (“Notice of Default’’), which notice must state the nature of the Default in reasonable detail and request that the Defaulting Party cure such Default within [***] days. If such Default is not cured within the period set forth herein after receipt of a Notice of Default by the Defaulting Party or if such Default is not capable of being cured, then the Non-Defaulting Party, at its option, may terminate this Agreement by written notice effective upon receipt.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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7.3. Termination for Bankruptcy. In the event that a Party files for protection under bankruptcy laws, files a petition under any bankruptcy or insolvency act or has such a petition filed against it which is not discharged in [***] days thereof , or makes any arrangement with its creditors or has a receiver or administrator appointed to the whole or any part of its assets or if an order shall be made or a resolution passed for its winding up unless such order or resolution is part of a scheme for its amalgamation or reconstruction (“Insolvent Party”), the other Party shall have the right to serve immediate notice of termination of this Agreement, effective upon receipt.

7.4. Termination by COMPANY. COMPANY may terminate this Agreement at any time by giving sixty (60) days written notice to Selexis.

7.5. Effects of Expiration or Termination.

7.5.1. Termination of Licenses. In the event of a termination of this Agreement by COMPANY pursuant to Section 7.2, 7.3 or 7.4 or by Selexis pursuant to Sections 7.2 or 7.3, the rights and licenses granted under this Agreement shall terminate other than those licenses which have become perpetual as described in Sections 3.1.3 and 7.1.

7.5.2. Selexis Confidential Information. Upon termination of this Agreement under Section 7.2 or 7.3 wherein COMPANY is the Insolvent Party, or Section 7.4, COMPANY shall dispose of all tangible embodiments, including Selexis Materials, and render inaccessible or useless all electronic embodiments, of Selexis Confidential Information provided to COMPANY by Selexis hereunder, except that (i) COMPANY may retain one (1) copy thereof for legal archival purposes, (ii) Company may retain any such Selexis Confidential Information to the extent necessary to exercise rights under licenses that have become perpetual as described in Sections 3.1.3 and 7.1 and (iii) sublicensees possessing sublicenses that survive such termination may possess such Selexis Confidential Information.

7.5.3. COMPANY Confidential Information. Upon any expiration or termination of this Agreement, Selexis shall dispose of all tangible embodiments, and render inaccessible or useless all electronic embodiments, of COMPANY Confidential Information provided to Selexis by COMPANY hereunder, except that Selexis may retain one (1) copy thereof for legal archival purposes.

7.5.4. Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or liability accruing prior to such expiration or termination and all ancillary provisions necessary for the implementation of this Section 7.5.5 shall survive termination.

7.5.5. Survival. Sections 4, 6, 7.1, 7.5, 8, 9, and the final sentence of Section 3.1.3 shall survive termination or expiration of this Agreement.

7.5.6. Wind Down. COMPANY and its Affiliates may continue, to the extent that COMPANY and its Affiliates continue to have an inventory of Products, to fulfill orders received from customers for Products until up to twelve (12) months after the effective date of termination For the Products sold by COMPANY and its Affiliates after the effective

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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date of termination, COMPANY shall continue to make payments to Selexis in accordance with Section 3.1.3.

8.	CONFIDENTIALITY

8.1. Nondisclosure. During the Term, and for a period of five (5) years thereafter, each Party will maintain all Confidential Information of the other Party as confidential and will not disclose any Confidential Information to any Third Party except to its Affiliates, sublicensees, employees, agents, consultants and other representatives, who have a need to know such Confidential Information and who are bound by obligations of confidentiality at least as restrictive as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.

8.2. Exceptions. Confidential Information shall not include any information that the receiving Party can prove by competent evidence is:

8.2.1. now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

8.2.2. known by the receiving Party at the time of receiving such information, as evidenced by its records;

8.2.3. hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

8.2.4. independently developed by the receiving Party without the aid, application or use of Confidential Information; or

8.2.5. the subject of a written permission to disclose provided by the providing Party.

8.3. Authorized Disclosures. Each Party shall be permitted to disclose Confidential Information of the other Party:

8.3.1. to the extent that, such Confidential Information is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission or to comply with the request or order of any applicable Regulatory Authority, whether or not having the force of law) or with a court or administrative order; provided however, that such Party shall first have given written notice of such required disclosure to the other Party, shall make reasonable efforts to narrow the scope of Confidential Information of the other Party required to be disclosed, and shall take reasonable steps to allow the other Party at its own expense to seek a protective order to protect the confidentiality of the Confidential Information required to be disclosed; or

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8.3.2. to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary and provided that such Party seeks confidential treatment of the Confidential Information to be disclosed.

9.	MISCELLANEOUS

9.1. Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity which acquires all or substantially all of the business or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise; and COMPANY may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if COMPANY remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.1 shall be null and void.

9.2. Compliance with Governmental Obligations. Each Party shall comply, upon reasonable notice from the other Party, with all governmental requests directed to either Party and provide all information and assistance necessary to comply with the governmental requests.

9.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles.

9.4. Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith with the matter being referred at the request of either Party to the general counsel for each Party and, if remaining unresolved after thirty (30) days, then to the chief executive officers of each Party (or their designees). If after ninety (90) days of the matter first being referred to the general counsel the Parties are unable to resolve such dispute, either Party may seek any remedy available pursuant to Section 9.8 of this agreement

9.5. Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof; constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof; and cancels, supersedes and terminates all prior agreements and understanding between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations conditions or understandings, whether oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition

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to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

9.6. Force Majeure. Neither Party shall be liable to the other for loss or damages for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided, however. that such affected Party commences and continues to take reasonable and diligent actions to cure such cause; and provided further that if any Force Majeure delays or prevents the performance of the obligations of either party for a continuous period in excess of six months, the party not so affected shall then be entitled to give notice to the affected party to terminate this Agreement, specifying the date (which shall not be less than [30] days after the date on which the notice is given) on which termination will take effect, Such a termination notice shall be irrevocable, except with the consent of both parties, and upon termination the provisions of Section 9.5 shall apply.

9.7. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

9.8. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Massachusetts. In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts, and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

9.9. Independent Contractors. The relationship between Selexis and COMPANY created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

9.10. Interpretation of Agreement. Article and other descriptive headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

9.11. License Obligations. Nothing in this Agreement imposes any obligation upon a Party to enter into any other license or agreement with the other Party. The Parties agree that (i) either Party shall be entitled, to the full extent permitted by applicable bankruptcy law, to elect to retain of its rights as a licensor or licensee respectively, in the event that the other Party files for bankruptcy in any jurisdiction or has any petition for bankruptcy filed against it, and (ii) either Party may, to the fullest degree permitted by applicable bankruptcy law, exercise all of its rights and elections under the relevant bankruptcy law, including but not limited to retention of its rights as a licensor or licensee respectively, regardless of whether either Party files for

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bankruptcy in the United States or any other jurisdiction or has any petition for bankruptcy filed against it.

9.12. Non-Disclosure. Except as otherwise required by law or regulation, and only after compliance with this Section 9.12, neither Party shall issue a press release or make any other disclosure of the existence of or the terms of this Agreement, or otherwise use the name or trademarks or products of the other Party or the names of any employee thereof, without the prior approval of such press release or disclosure by the other Party. However if, in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by law, regulation, or court order, including without limitation in a filing with the United States or Europe Securities and Exchange Commission or the United States Food and Drug Administration or the European Medicines Agency, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment, and the non-disclosing Party shall provide its comments as soon as practicable. No disclosure permitted by this Section 9.12 shall contain any Confidential Information of the other Party unless otherwise permitted in accordance with Section 9 herein.

9.13. Notices. All notices and other communications required by this Agreement shall be in writing in the English language and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

	To Company	Selexis

Address:	BioGenerics, Inc.	Selexis S.A.
	555 Bryant St Ste 266	18 Chemin des Aulx
	Palo Alto, CA 94301	1228 Plan-les-Ouates
Geneva, Switzerland

Attention:	Chief Executive Officer	General Assistant

With a copy to:	Chief Business Officer	Chief Executive Officer
Facsimile:	+1 650 521-5910	+41 22 308-9361

or to such addresses or addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier upon receipt by the Party.

9.14. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of COMPANY and Selexis (and their permitted successors and assigns) and nothing in this Agreement (express or implied) is intended to or shall confer upon any Third Party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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9.15. Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

9.16. Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party including the names “BioGenerics” and “Selexis” without the prior written consent of the owning Party.

9.17. Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

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In Witness Whereof, the Parties, having read the terms of this Agreement and intending to be legally bound hereby, do hereby execute this Agreement.

SELEXIS S.A.

By:	/s/ Igor Fisch
Name: Dr. Igor Fisch
Title: CEO
Date: April 13, 2014

By:	/s/ Regine Brokamp
Name: Regine Brokamp
Title: COO
Date: April 13, 2014

COMPANY

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and CEO
Date: April 8, 2014

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EXHIBIT 1

SELEXIS PATENT RIGHTS

Patent 1.

Title	[***]

Priority date	[***]

Priority ID	[***]

Publication ID	[***]

Geographies	[***]

Status	[***]

Patent 2.

Title	[***]

Priority date	[***]

Priority ID	[***]

Publication ID	[***]

Geographies	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.